Putnam Massachusetts Tax Exempt Income Fund, 5/31/14, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  9,132
Class B	  97
Class C	  908
Class M	  101

72DD2 (000s omitted)

Class Y	  891

73A1

Class A	  0.318824
Class B	  0.260300
Class C	  0.246015
Class M	  0.293236

73A2

Class Y	  0.340301

74U1	(000s omitted)

Class A	  26,229
Class B	  345
Class C	  3,198
Class M	  320

74U2	(000s omitted)

Class Y	  2,377

74V1

Class A	  9.70
Class B	  9.69
Class C	  9.72
Class M	  9.70

74V2

Class Y	  9.72


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.